UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 17, 2011

HealthSouth Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(I.R.S. Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)

(205) 967-7116
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 17, 2011, HealthSouth Corporation, a Delaware corporation, and certain of its subsidiaries (collectively, the “Company”) entered into a definitive agreement (the “Agreement”) with certain subsidiaries of LifeCare Holdings, Inc. (collectively, the “Buyer”), pursuant to which the Company will sell, and the Buyer will acquire, six long-term acute care hospitals (“LTCHs”) and two related satellite locations for approximately $120 million, consisting of cash and retained working capital. Each parent company guarantees the obligations of its subsidiaries under the Agreement. The transaction is expected to be completed in the third quarter of 2011 and is subject to customary closing conditions, including regulatory approval and third-party consents, and a mutual four-year non-compete covenant in the relevant markets.

The description of the Agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the definitive agreement. A copy of the Agreement is expected to be filed as an exhibit to the Company’s next Quarterly Report on Form 10-Q. When filed, that Form 10-Q will also be available on the Company’s website at http://investor.healthsouth.com under SEC filings.

Item 7.01. Regulation FD Disclosure.

On May 18, 2011, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference, announcing that the Company has entered into the Agreement referenced herein.

Exhibit 99.1 attached hereto is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The furnishing of Exhibit 99.1 attached hereto is not intended to constitute a determination by the Company that the information is material or that the dissemination of the information is required by Regulation FD.

Forward-Looking Statements

 Certain statements made in this Current Report on Form 8-K are forward-looking statements. In addition, the Company, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and the Company undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, the likelihood and timing of the closing of this sale transaction, the Company’s business strategy, its financial plans, its future financial performance, or its projected business results, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by the Company include, but are not limited to, the possibility that this sale of LTCHs will not close, the risk of a significant adjustment to the purchase price, and regulatory delay in closing this sale, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company; significant changes in its management team; the Company’s ability to successfully complete and integrate acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for its services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and the Company’s response thereto; the Company’s ability to obtain and retain favorable arrangements with third-party payors; the Company’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on the Company’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and the ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including its Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release of HealthSouth Corporation, dated May 18, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSOUTH Corporation

By:	/s/ John P. Whittington
Name: John P. Whittington
Title: Executive Vice President, General Counsel, and Corporate Secretary

Dated: May 18, 2011